Exhibit 99

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate	Executive Vice President,
Lowell, Arkansas 72745	Finance/Administration
(NASDAQ: JBHT)	and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ELECTS
FRANCESCA MAHER EDWARDSON TO ITS BOARD OF DIRECTORS

LOWELL, ARKANSAS, June 8, 2011 – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today that its Board of Directors met on Monday, June 6, 2011 and elected Francesca Maher Edwardson to the Company’s Board.

Ms. Edwardson, 53, is the Chief Executive Officer of the American Red Cross of Greater Chicago, the second largest chapter in the American Red Cross. Ms. Edwardson had previously served as Senior Vice President, General Counsel and Secretary of UAL Corporation (predecessor to United Continental Holdings, Inc.), and its principal subsidiary, United Airlines.  During her decade in the air transportation industry, she faced no greater challenge than as part of the executive team who steered the Company through the aftermath of the September 11, 2001 terrorist attacks.  Ms. Edwardson also has been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities Department.  She is a graduate of Loyola University in Chicago, IL and serves on the Board of the Lincoln Park Zoo.

About J.B. Hunt
J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, we provide capacity-oriented solutions centered on delivering customer value and industry-leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. For more information about our Company, visit www.jbhunt.com.